Exhibit 99.(j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the Aberdeen Funds:

We consent to the use of our reports for the Aberdeen Asia Bond Fund (formerly Asia Bond Institutional Fund), Aberdeen Asia-Pacific (ex-Japan) Equity Fund (formerly Asia-Pacific (ex-Japan) Equity Institutional Fund), Aberdeen Asia-Pacific Smaller Companies Fund,  Aberdeen China Opportunities Fund, Aberdeen Core Fixed Income Fund, Aberdeen Emerging Markets Fund (formerly Emerging Markets Institutional Fund), Aberdeen Emerging Markets Debt Local Currency Fund, Aberdeen Equity Long-Short Fund, Aberdeen Global Equity Fund, Aberdeen Global Fixed Income Fund, Aberdeen Global Small Cap Fund, Aberdeen International Equity Fund, Aberdeen Global Natural Resources Fund, Aberdeen Diversified Income Fund (formerly Optimal Allocations Fund: Moderate), Aberdeen Dynamic Allocation Fund (formerly Optimal Allocations Fund: Moderate Growth), Aberdeen Diversified Alternatives Fund (formerly Optimal Allocations Fund: Specialty), Aberdeen Small Cap Fund, Aberdeen Tax-Free Income Fund, Aberdeen Ultra-Short Duration Bond Fund, Aberdeen U.S. High Yield Bond Fund, and Aberdeen U.S. Equity Fund, a total of twenty-one funds of the Aberdeen Funds, dated December 21, 2012, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements”  in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 25, 2013